ACCELERATED RETURN NOTES([R]) (ARNs([R]))

                           Accelerated Return Notes([R]) Linked to the Russell 2000([R]) Index
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Issuer                     Deutsche Bank AG ("Deutsche Bank")
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Principal Amount           $10.00 per unit
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Term                       Approximately 14 months
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Market Measure             Russell 2000([R]) Index (Bloomberg symbol: "RTY")
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Payout Profile at Maturity [] 3-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value
                           [] 1-to-1 downside exposure to decreases in the Market Measure, with 100% of your investment at risk
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Capped Value               [$11.10 - $11.50] per unit, a [11% - 15%] return over the Principal Amount, to be determined on the pricing date
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Investment                 This investment is designed for investors who anticipate that the Market Measure will
Considerations             increase moderately over the term of the notes, and are willing to accept a capped return, take full downside risk and forgo interim interest payments.
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Preliminary Offering
Documents
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Exchange Listing           No

You should read the relevant Preliminary Offering Documents before you invest.
Click on the Preliminary Offering Documents hyperlink above or call your
Financial Advisor for a hard copy.

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Graphs are for illustrative purposes only and do not represent the specific terms of any Market-Linked Investment.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

[]   Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

[]   Payments on the notes are subject to the credit risk of Deutsche Bank, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If Deutsche Bank becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

[]   Your investment return, if any, is limited to the return represented by the
     Capped Value and may be less than a comparable investment directly in the stocks included in the Market Measure.

[]   The initial estimated value of the notes on the pricing date will be less than their public offering price.

[]   If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

[]   You will have no rights of a holder of the securities represented by the
     Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering
Documents for complete product disclosure, including related risks and tax disclosure.

                                                         Free Writing Prospectus
                                                      Filed pursuant to Rule 433
                                            Registration Statement No.333-184193
                                                         Date: September 4, 2013
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